Exhibit 5.1

December 23, 2005


TS Electronics, Inc.
Unit 8, D Area, Office Hall
Haikou Bonded Zone
Haikou, Hainan Province, China.

Re:      Registration Statement on Form SB-2/A

Ladies and Gentlemen:

We are acting as counsel for TS Electronics, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration of the resale under the Securities Act of 1933, as amended, of up to 8,819,656 shares (the "SHARES") of the Company's Common Stock, $.001 par value per share. In this regard, we have participated in the preparation of a Registration Statement on Form SB-2/A relating to the Shares, to be filed by you with the Securities and Exchange Commission on or about December 23, 2005 (such Registration Statement, as it was amended from time to time on Form SB-2/A is referred to herein as the "Registration Statement").

         We understand that the Shares are to be sold for resale to the public as described in the Registration Statement. We have examined such instruments, documents and records, as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based upon the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            King & Wood LLP


                                            By: /s/ Charles Law
                                               -----------------
                                               Charles Law